Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TransAct Technologies Incorporated on Form S-8 File Nos. 333-203184, 333-132624, 333-170515, 333-221514, 333-248054 and 333-273888 of our report dated March 24, 2025, with respect to our audits of the consolidated financial statements of TransAct Technologies Incorporated as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of TransAct Technologies Incorporated for the year ended December 31, 2024.

/s/ Marcum llp

Hartford, CT
March 24, 2025